Exhibit (a)(3)


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July 22, 2005



TO:          UNIT HOLDERS OF MERIDIAN HEALTHCARE GROWTH & INCOME FUND, L.P.

SUBJECT: HIGHER OFFER TO PURCHASE UNITS at $23.00 per Unit, at least $2 per Unit more than the Proposed Sale!

Dear Unit Holder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer") the Purchasers named in the attached Offer (collectively the "Purchasers") are offering to purchase up to 1,540,000 Units of limited partnership interest (the "Units") in MERIDIAN HEALTHCARE GROWTH & INCOME FUND, L.P. (the "Partnership") at a purchase price equal to:

                 $23 per Unit--this is at least $2 per Unit more than the General Partners estimate that the proposed sale will provide!

The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in MERIDIAN HEALTHCARE GROWTH & INCOME FUND, L.P. at a $2.00 per Unit premium to the proposed sale, without the usual transaction costs associated with market sales or partnership transfer fees.

    o The General Partners have recommended that you consent to a sale of the Partnership's properties that will net you between $18 and $21 per Unit. Sell your Units to the Purchasers and receive $23 per Unit NOW!

    o Please note: This Offer is conditioned upon the consent solicitation failing, so if you want to sell your Units, you should also send in a "DOES NOT CONSENT" form to the General Partner or grant us a proxy to do so on your behalf.

After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on pink paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119


If you have any questions or need assistance, please call the Depository at 800-854-8357. If you are going to tender your Units and grant us a proxy, please review our proxy materials and the consent solicitation sent by the Partnership and consider our position. If you have already granted us a proxy, or submitted a "Does not Consent" form to the General Partner, or if you have not voted (which counts as a "no" vote), you do not need to take any further action.

This Offer expires (unless extended) August 19, 2005.